SCHEDULE 14A INFORMATION


Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

                         	(Amendment No. _______)


   X    		Filed by the Registrant

_____		Filed by a Party other than the Registrant

		Check the appropriate box:

		    X  		Preliminary Proxy Statement

		_____	  	Confidential, for Use of the Commission Only
           (as permitted by Rule 14a-6(e)(2))

  _____   	Definitive Proxy Statement

		_____	   Definitive Additional Materials

		_____	  	Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

  	GALAXY FOODS COMPANY, a Delaware corporation
	(Name of Registrant as Specified In Its Charter)


	(Name of Person(s) Filing Proxy Statement if other than the Registrant)

		Payment of Filing Fee (Check the approximate box)

X    		No fee required.

_____		Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and O-11.

				1.	Title of each class of securities to which transaction applies:

				2.	Aggregate number of securities to which transaction applies:

				3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule O-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

				4.	Proposed maximum aggregate value of transaction:

				5.	Total fee paid:

_____		Fee paid previously with preliminary materials.

_____		Check box if any part of the fee is offset as provided by Exchange Act
Rule O-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

				1.	Amount Previously Paid:

				2.	Form, Schedule or Registration Statement No.:

				3.	Filing Party:

				4.	Date Filed:

                            GALAXY FOODS COMPANY
                              2441 Viscount Row
                           Orlando, Florida 32809

                  NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                   TO BE HELD THURSDAY, FEBRUARY 10, 2000

To the Shareholders:

The Annual Meeting of Shareholders of Galaxy Foods Company (the
"Company"), will be held Thursday, February 10, 2000 at 10:00 a.m. at the Renaissance Hotel in Orlando, Florida for the following purposes:

1. 	To fix the number of directors at five and to elect a
Board of Directors for the ensuing year.

2.	To consider and vote upon an amendment to the Company's
1991 Employee Stock Purchase Plan to extend the expiration date of the Plan and to increase the number of shares of Common Stock subject thereto;

3.	To consider and vote upon an amendment to the Company's
1996 Amendment and Restatement of the 1991 Non-Employee
Director Stock Option Plan to extend the expiration date of the Plan and to increase the number of shares of Common Stock subject thereto;

4.  	To ratify the retention of BDO Seidman L.L.P. as the
independent auditors of the Company for the fiscal year ended March 31, 2000.

5. 	To transact such other business as may properly come
before the meeting and any adjournment thereof.

Shareholders of record at the close of business on Janaury 7, 2000 will be entitled to vote at the meeting or any adjournment thereof.

By Order of the Board of Directors
/s/Cynthia L. Hunter
Cynthia L. Hunter
Corporate Secretary

Orlando, Florida
Janaury 10, 2000


SHAREHOLDERS ARE REQUESTED TO SIGN THE ENCLOSED PROXY AND RETURN
IT IN THE ENCLOSED STAMPED ENVELOPE BY RETURN MAIL.  IF YOU
ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON.

                           GALAXY FOODS COMPANY
                             2441 Viscount Row
                          Orlando, Florida 32809

                             Janaury 10, 2000

                           PROXY STATEMENT FOR
                   THE ANNUAL MEETING OF SHAREHOLDERS
                to be held Thursday, February 10, 2000

Proxies in the form enclosed with this proxy statement are solicited by the Board of Directors of Galaxy Foods Company (the "Company"), a Delaware corporation, for the use at the Annual Meeting of Shareholders to be held Thursday, February 10, 2000 at 10:00 a.m. at the Renaissance Hotel in Orlando, Florida.

Only shareholders of record as of Janaury 7, 2000 will be entitled to vote at the meeting and any adjournment thereof. As of Janaury 7, 2000, 9,183,032 shares of Common Stock, par value $.01 per share, of the Company were issued and outstanding. Each share of Common Stock outstanding as of the record date will be entitled to one vote, and shareholders may vote in person or by proxy. Execution of a proxy will not, in any way, affect a shareholders' right to revoke it by written notice to the Secretary of the Company at any time before it is exercised or by delivering a later executed proxy to the Secretary of the Company at any time before the original proxy is exercised. This proxy statement and the form of proxy were first mailed to shareholders on or about Janaury 10, 2000.

All properly executed proxies returned in time to be cast at the meeting will be voted and, with respect to the election of a Board of Directors, will be voted as stated below under "Election of Directors". Any shareholder giving a proxy has the right to withhold authority to vote for any individual nominee to the Board of Directors by writing that nominee's name in the space provided on the proxy. In addition to the election of directors, the shareholders will consider and vote upon (i) a proposal to amend the Company's 1991
Employee Stock Purchase Plan to extend the expiration date thereof and to increase the number of shares of Common Stock subject thereto, (ii) a proposal to amend the Company's 1996 Amendment and Restatement of the 1991 Non-Employee Director Stock Option Plan to extend the expiration date thereof and to increase the number of shares of Common Stock subject thereto, and (iii) a proposal to ratify the retention of BDO Seidman L.L.P. as the Company's auditors for the fiscal year ending March 31, 2000. Where a choice has been specified on the proxy with respect to the foregoing matters, the shares represented by the proxy will be voted in accordance with the specification, and will be voted FOR if no specification is indicated.

The Board of Directors knows of no other matter to be presented at the meeting. If any other matter should be presented at the meeting upon which a vote might be taken, shares represented by all proxies received by the Board of Directors will be voted with respect thereto in accordance with the judgment of the persons named as attorneys in the proxies.

PROPOSAL ONE		ELECTION OF DIRECTORS

A full board of five directors of the Company will be elected to serve until the next annual meeting of shareholders and until their successors shall have been elected and qualified. All of the nominees are currently serving as directors of the Company, all have consented to being named herein and all have indicated their intention to serve as directors of the Company, if elected.

Unless you specify otherwise, your proxy will be voted to fix the number of directors for the ensuing year at five and for the election of the nominees named below, all of whom are now Directors. If any nominee becomes unavailable, your proxy will be voted for a new nominee designated by the Board unless the Board reduces the number of directors to be elected. The Board of Directors knows of no reason why any nominee should be unable or unwilling to serve, but if such be the case, proxies will be voted for the election of some other person or for fixing the number of directors at a lesser number.

The nominees for the Board of Directors are:

ANGELO S. MORINI
Age:				      56
First Elected:1987
Experience:			Galaxy Foods Company - Chairman of the Board of Directors,
			          	President, and Chief Executive Officer
              (since 1987); Galaxy Cheese Company - President (1980-1987),
              General Manager (1974-1980)

EARL G. TYREE
Age:	      			78
First Elected:1992
Experience:			Bruce Novograd Advertising, Incorporated - President (1980-
          				1994); American Home Products Corporation, John F. Murray
              advertising division - President (1975-1979); Sterling Drug,
          				Incorporated - President (1972-1975).

DOUGLAS A. WALSH
Age:		      		54
First Elected:1992
Experience:			Practicing physician specializing in Family Practice and Sports
		          		Medicine (Since 1970); Family Doctors physician group (1984 to
          				present); Mahoning County, Ohio - Health Commission (1971-
          				1984); U.S. Air Force 911 Tac Clinic, Pittsburgh, Pennsylvania -
          				Clinic Commander (1983-1985); Patrick Air Force Base, Cocoa
          				Beach, Florida - Flight Surgeon (1985-1988).

LUTHER K. MARSHALL
Age:		      		46
First Elected:1996
Experience:			Tropicana Products, Inc. - Senior Vice President, Marketing
          				(1993-1995); General Mills International Restaurants - various
          				marketing positions (1975-1992).

JOSEPH JULIANO
Age:      				49
First Elected:1999
Experience:			Pepsi-Cola Company - various management positions (1973-
          				1988); Pepsi Cola Company Bottling Operations - management
				          (1988-1991); Pepsi Cola North America - Vice President of
          				Prestige, Sports and Gaming (1991-1997), Vice President of
          				Entertainment Sales (1997-present).

All elected Directors will serve until the next annual meeting for the and until their successors are elected and qualified. Abstentions, broker non -votes, and instructions on the accompanying proxy card to withhold authority to vote for one or more of the nominees will result in the respective nominees receiving fewer votes. If for any reason any nominee should, prior to the annual meeting, become unavailable for election as a director, an event not now anticipated, the proxies will be voted for such substitute nominee, if any, as may be recommended by the Board. In no event, however, shall the proxies be voted for a greater number of persons than the number of nominees named.


PROPOSAL TWO:		TO AMEND THE COMPANY'S 1991 EMPLOYEE
STOCK PURCHASE PLAN TO EXTEND THE
EXPIRATION DATE OF THE PLAN TO JANUARY
31, 2006, AND TO INCREASE THE NUMBER OF
SHARES OF COMMON STOCK SUBJECT THERETO

General

On December 10, 1991, the Board of Directors adopted the Company's 1991 Employee Stock Purchase Plan (the "Purchase Plan"). The shareholders approved the Purchase Plan on January 31, 1992. The purpose of the Purchase Plan is to provide an incentive to, and to encourage stock ownership by, all eligible employees of the Company by providing them the opportunity to purchase shares at a discount so that they may share in the growth of the Company by acquiring or increasing their proprietary interest in the Company, as well as to encourage eligible employees to remain in the employ of the Company. As of the date hereof, assuming the continuation of the Purchase Plan, approximately 175 employees were eligible to participate in the Purchase Plan.

Originally, an aggregate of 35,714 (taking into account the Company's one-for-seven reverse stock split effective
February 12, 1999) shares of Common Stock were made available for purchase by those Company employees who participate.

Participant Eligibility

All Company employees who have completed six months of employment with the Company and are customarily employed for more than 20 hours per week and more than five months per calendar year are eligible to participate; those who choose to participate receive nontransferable options to purchase Common Stock at less than fair market value. However, Company employees who own 5% or more of the total combined voting power or value of all classes of stock of the Company, and directors who are not Company employees, are not eligible to participate in the Purchase Plan.

Purchase of Common Stock Under the Purchase Plan

The opportunity to purchase Common Stock is provided every six (6) months, commencing each March 1 and September 1. Eligible employees participate by filing a written election to contribute between 2% and 10% of their total compensation. All contributions are made by payroll deduction. An eligible employee can purchase a maximum of 286 shares of Common Stock in a single plan year (a maximum of 143 shares during each six month purchase period). However, a participating employee may not in any event purchase Common Stock having a value of more than $25,000 (based on the value of Common Stock at the beginning of each six month purchase period) in any individual calendar year. The Company retains all withheld funds, without crediting any interest, pending the issuance of Common Stock. Common Stock purchased under the Purchase Plan is distributed to purchasing employees, in the form of stock certificates evidencing those shares so purchased, as soon as practicable following the close of each six month purchase period. Withholding in excess of the amounts capable of being used under the Purchase Plan to purchase Common Stock is refunded to the participating employees from whom such amounts were withheld, after the purchase of Common Stock is completed.

The purchase price at which Common Stock is sold to participating employees under the Purchase Plan generally is equal to the lesser of (i) 85% of the fair market value of shares of Common Stock on the first business day of the six-month purchase period; or (ii) 85% of the fair market value of shares of Common Stock on the last business day of such six-month purchase period. The Purchase Plan is intended to function as an employee stock purchase plan under
Section 423 of the Internal Revenue Code; accordingly, participating Company employees who purchase shares of Common Stock at a discount are not subject to federal taxation on the value of such discount (generally, 15% of fair market value), unless and until they either dispose of such shares or die while holding such shares.

Federal Income Tax Consequences

The following is a brief summary of the general federal income tax consequences to participants and the Company of participation in the Purchase Plan. This summary is not intended to be exhaustive and does not describe foreign, state or local tax consequences, nor does it describe consequences based on particular circumstances. For these reasons, each participant should consult with a tax advisor as to specific questions relating to tax consequences of participation in the Purchase Plan.

The option to purchase Common Shares granted under the Purchase Plan will constitute an option issued pursuant to
Section 423 of the Internal Revenue Code. If Common Stock is purchased under the Purchase Plan, and no disposition of this Common Stock is made within two years after the date of the grating of the option, nor within one year after the transfer of the shares of Common Stock for that option to the participant, then no income will be realized by the participant at the time of the transfer of the Common Stock to such participant. For this favorable tax treatment to apply, the participant must be an employee of the Company (or an affiliate) when granted the option and for the period from that date to the date within three months before the option is exercised. In the event of the exercise of the option by a participant's estate after the death of such participant, no income will be realized at the time of the transfer of the Common Stock to such participant's estate. When a participant or his estate sells or otherwise disposes of the Common Stock, there will be included in such participant's income, as compensation, an amount equal to the lesser of (i) the excess of the fair market value of the Common Stock on the date the option was granted over the option price, or (ii) the amount by which the fair market value of the Common Stock at the time of disposition or death exceeds the purchase price for the Common Stock. Any additional gain would be treated for tax purposes as long-term capital gain, provided that the participant holds the Common Stock for the applicable long-term capital gain holding period.

If a participant disposes of the Common Stock within either the one-or two- year period described above, such participant would realize ordinary income in the year of disposition in an amount equal to the difference between the purchase price and the fair market value of the Common Stock at option exercise. Any difference between the amount received upon such a disposition and the fair market value of the Common Stock at option exercise would be treated as a capital gain or loss, as the case may be.

The Company is not allowed a deduction for federal income tax purposes in connection with the grant or exercise of the option to purchase Common Stock under the Purchase Plan, provided there is no disposition of Common Stock by a participant within either the one- or two- year period described above. If such a disposition occurs within either of these two periods, the Company will be entitled to a deduction in the same amount and at the same time that the participant realizes ordinary income.

Purchase Plan Benefits

Participation in the Purchase Plan is voluntary. Each eligible employee will make his or her own election whether and to what extent to participate in the Purchase Plan. It is therefore not possible to determine the benefit or amounts that will be received in the future by individual employees or groups of employees under the Purchase Plan.

Withdrawal from the Plan

A participant in the Purchase Plan may, by giving notice to the Company, revoke his or her authorization for payroll deduction for the payment period in which such revocation is made. A participant who revokes authorization for payroll deduction may not again participate under the Purchase Plan until the next payment period immediately subsequent to the payment period during which the participant revoked payroll deduction authorization with respect thereto. Separation from employment from the Company for any reason will be treated automatically as a withdrawal from the Purchase Plan.

Termination and Amendments to Plan

Under its terms, the Purchase Plan was to terminate once all or substantially all of the 35,714 shares of Common Stock reserved for issuance under the Purchase Plan have been purchased. Unless sooner terminated or otherwise extended, the expiration of the Purchase Plan is September 30, 2001. The Company's Board of Directors has the right to terminate the Purchase Plan, provided, however, that such termination will not affect any options then outstanding under the Purchase Plan. The Board of Directors may also adopt amendments to the Purchase Plan, provided that, without the approval of the shareholders, no amendment may (i) increase the number of shares that may be issued under the Purchase Plan or change the class of employees eligible to receive options under the Purchase Plan or (ii) cause Rule 16b-3 under the Securities and Exchange Act of 1934, as amended, to become inapplicable to the Purchase Plan.

Determination of Benefits

Benefits to eligible participants in the Purchase Plan are not determinable as of the date hereof. The Purchase Plan does not require, nor does the Company contemplate, any specific allocation of benefits or amounts to any individual or discrete group (i.e., executive officers, non-executive directors, or non-executive officer employees).

Market Value of Shares Reserved Under Purchase Plan

As of Janaury 7, 2000, assuming the shareholders had approved the increase in the number of shares issuable under the Purchase Plan by 50,000 shares as of such date so that the aggregate number of shares that would be available for issuance under the Purchase Plan would be 50,000, the market value of the shares to be reserved for issuance under the Purchase Plan, would be $175,000, based on the closing bid quotation on such date of the Common Stock as reported on the American Stock Exchange. Upon request, the Company will provide a copy of the Purchase Plan to any shareholder.

Availability of Shares Under Purchase Plan; Proposed
Amendments to Plan

Prior to the March 1, 1999 purchase date under the Purchase Plan, there were approximately 430 shares available for issuance under the Purchase Plan. This number was insufficient to cover all of March 1, 1999 purchase requirements of participants under the Purchase Plan, but was allocated pro rata among the Purchase Plan participants as of March 1, 1999. On February 26, 1999, pursuant to a written action, the Board of Directors elected to amend the Purchase Plan to provide for its continuation notwithstanding that there were an insufficient number of shares available for purchase under the Purchase Plan to satisfy the then outstanding unfilled purchase requirements.

Pursuant to such February 26, 1999 written action, the Board of Directors further approved an amendment to the Purchase Plan, subject to shareholder approval, to increase the number of shares of Common Stock subject thereto by 50,000 shares to a total of 85,714 shares. As of the date hereof, there are no shares available for issuance under the Purchase Plan. The Board of Directors has approved, subject to the approval of the shareholders, a further amendment to the Purchase Plan in order to extend the expiration date of the Purchase Plan to January 31, 2006.

Outstanding Options to Purchase Shares Under Purchase Plan

Subject to the approval of the shareholders of this Proposal, on March 1, 1999 and September 1, 1999, the Board of Directors granted to employees participating in the Purchase Plan options to purchase an aggregate of 358 shares of Common Stock under the Purchase Plan. Such options were granted in accordance with the terms of the Purchase Plan and, if this Proposal is approved by the shareholders, will be deemed exercised effective as of the dates of their respective grants.

Vote Required for Approval

The affirmative vote of the holders of a majority of outstanding shares of Common Stock present or represented at the Annual Meeting is required for the approval of this Proposal. Broker non-votes and abstentions will be treated as votes against this Proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE
"FOR" THE ADOPTION OF THE AMENDMENT TO THE COMPANY'S 1991
EMPLOEE STOCK PURCHASE PLAN TO EXTEND THE EXPIRATION DATE
THEREOF AND TO INCREASE THE NUMBER OF SHARES SUBJECT
THERETO.


PROPOSAL THREE:	TO AMEND THE COMPANY'S 1996 AMENDMENT
AND RESTATEMENT OF THE 1991 NON-EMPLOYEE
DIRECTOR STOCK OPTION PLAN TO EXTEND THE
EXPIRATION DATE OF THE PLAN TO SEPTEMBER
29, 2006 AND TO INCREASE THE NUMBER OF
SHARES OF COMMON STOCK SUBJECT THERETO

General

On October 1, 1991, the Board of Directors adopted the Company's 1991 Non-Employee Director Stock Option Plan. The shareholders approved the plan on January 31, 1992. On August 6, 1996, effective September 30, 1996, the Board of Directors Adopted The 1996 Amendment and Restatement of The 1991 Non-Employee Director Plan (the "Director Plan"). The shareholders approved the Director Plan on September 30, 1996. The Director Plan was adopted to provide incentives to outside directors of the Company through initial and periodic grants of stock options in consideration of services rendered to the Company.

The Director Plan provides that options to purchase Common
Stock of the Company be granted to non-employee directors of the Company, and authorizes the issuance of a maximum of 4,786 shares of Common Stock (taking into account the Company's one-for-seven reverse stock split effective
February 12, 1999), subject to adjustment for capital changes.

Administration of the Director Plan

The Director Plan is administered by the Board of Directors or a committee thereof (for Plan purposes, the "Committee").

Issuance of Stock Options Under the Purchase Plan

Under the Director Plan, each eligible non-employee director shall receive on October 1 of each year (the "Approval Date"), in consideration for his service as a director of the Company during the prior year, an option to purchase 286 shares of the Company's Common Stock; provided that if a director served less than 12 months during the prior year, the options would be pro rated for the number of full months such director served.

The exercise price for options granted under the Director Plan are equal to the fair market value per share of Common Stock on the date of grant. Options granted under the Director Plan are exercisable in full at the time of grant. There is no limitation on the cumulative number of option shares which may be granted to any one person, however, in no event shall the number of options granted to any one person in a calendar year under the Plan exceed 286. The term of each option are for a period not exceeding ten years from the date of grant, unless a lesser period is specified by the Committee at the time of the grant. If an optionee ceases to be a director of the Company other than by reason of death, he may exercise his option as to all or any of the shares covered thereby within the original term of such option. In the event an optionee dies, the Director Plan provides for the exercise of an option on behalf of the deceased director. Options may not be assigned or transferred except by will or by operation of the laws of descent and distribution.

Option holders are protected against dilution in the event of a stock dividend, recapitalization, stock split, merger or similar transaction. The Board of Directors may from time to time adopt amendments, certain of which are subject to shareholder approval, and may terminate the Director Plan at any time (although such action shall not affect options previously granted). Any shares subject to an option which for any reason expires or terminates unexercised may again be available for option grants under the Director Plan.

Termination and Amendment of Director Plan

Unless terminated sooner or extended, the Director Plan will terminate on September 29, 2001. The Board of Directors may terminate or amend the Director Plan in any respect at any time; provided, that without the prior approval of the shareholders (i) the total number of shares that may be issued under the Director Plan and the maximum number of shares available for each grant may not be increased; (ii) the limits on grants in any calendar year may not be modified; (iii) the provisions relating to the option price may not be modified; (iv) the provisions relating to the exercise of options may not be modified; (v) the provisions regarding eligibility may not be modified; and (vi) the expiration date of the Plan may not be extended.

Market Value of Shares Reserved Under Purchase Plan

As of Janaury 7, 2000, assuming that the shareholders had approved the increase in the number of shares issuable under the Director Plan by 10,000 shares as of such date so that the aggregate number of shares that would be available for issuance under the Director Plan would be 10,948, the market value of the shares to be reserved for issuance under the Director Plan, would be $35,000, based on the closing bid quotation on such date of the Common Stock as reported on the American Stock Exchange. Additionally, as of December 1999, a total of 3,838 options had been issued and are outstanding under the Director Plan. Upon request, the Company will provide a copy of the Director Plan to any shareholder.

Proposed Amendments to Director Plan; Availability of Shares
Under Director Plan

The Board of Directors has approved, subject to the approval of the shareholders, certain amendments to the Director Plan in order to extend the expiration date of the Director Plan to September 29, 2006, and to increase the number of shares subject to the Director Plan by 10,000 shares to a total of 14,786. As of the date hereof, there are 948 shares available for issuance under the Director Plan.

Federal Income Tax Consequences

The following is a brief summary of the general federal income tax consequences to optionees and the Company of participation in the Director Plan. This summary is not intended to be exhaustive and does not describe foreign, state or local tax consequences, nor does it describe consequences based on particular circumstances. For these reasons, each optionee should consult with a tax advisor as to specific questions relating to tax consequences of participation in the Purchase Plan.

Options granted under the Director Plan are non-qualified stock options. The optionee generally does not realize any taxable income upon the grant of an option, and the Company is not allowed a business expense deduction by reason of such grant.

The optionee generally will recognize ordinary compensation income at the time of exercise of the option in an amount equal to the excess, if any, of the fair market value of the shares on the date of exercise over the exercise price. In accordance with the regulations under the Internal Revenue Code and applicable state law, the Company will require the optionee to pay to the Company an amount sufficient to satisfy withholding taxes in respect of such compensation income at the time of the exercise of the option. If the Company withholds stock to satisfy this withholding tax obligation, instead of cash, the optionee nonetheless will be required to include in income the compensation income attributable to the stock withheld. Under certain circumstances, compensation income may be measured and recognized at some later date, not to exceed six months after the date of exercise.

When the optionee sells the shares, he generally will recognize a capital gain or loss in an amount equal to the difference between the amount realized upon the sale of the shares and his basis in the shares generally, the exercise price plus the amount taxed to the optionee as compensation income). If the optionee's holding period for the shares exceeds one year, such gain or loss will be a long-term capital gain or loss.

The Company will generally be entitled to a tax deduction in the year in which, and in an amount equal to, ordinary compensation income is recognized by the optionee.

Vote Required for Approval

The affirmative vote of the holders of a majority of outstanding shares of Common Stock present or represented at the Annual Meeting is required for the approval of this Proposal. Broker non-votes and abstentions will be treated as votes against this Proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE ADOPTION OF AMENDMENTS TO THE COMPANY'S 1996 AMENDMENT AND RESTATED OF THE 1991 NON-EMPLOYEE DIRECTOR STOCK PURCHASE PLAN TO EXTEND THE EXPIRATION DATE THEREOF TO SEPTEMBER 29, 2006, AND TO INCREASE THE NUMBER OF SHARES SUBJECT THERETO.


PROPOSAL FOUR:		TO RATIFY THE RETENTION OF BDO SEIDMAN
L.L.P. AS THE COMPANY'S AUDITORS

The Board of Directors has selected the firm of BDO Seidman
L.L.P. as the Company's independent certified public accountants for the current fiscal year. BDO Seidman has served as the Company's independent public accountants for each of the last six years. It is expected that a representative of BDO Seidman L.L.P. will be present during the Annual Meeting. The representative will have an opportunity to make a statement if he or she so desires and is expected to be available to respond to appropriate questions from shareholders.

Vote Required for Approval

The affirmative vote of the holders of a majority of outstanding shares of Common Stock present or represented at the Annual Meeting is required for the approval of this Proposal. Broker non-votes and abstentions will be treated as votes against this Proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE
"FOR" THE RETENTION OF  BDO SEIDMAN L.L.P. AS THE COMPANY'S
INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS FOR THE CURRENT
FISCAL YEAR.


SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth to the knowledge of Management, each person of entry who is the beneficial owner of more than 5% of the 9,183,032 shares of the Company's Common Stock, $.01 par value ("Common Stock") outstanding as of December 7, 1999, the number of shares owned by each such person and the percentage of the outstanding shares represented thereby.

					 	                            Amount and
Name and Address	                  Nature of         					Percent
of Beneficial Owner	       Beneficial Ownership (1)	    of Class(2)

Angelo S. Morini
2441 Viscount Row
Orlando, Florida 32809           4,952,743 (3)            		46%

Cede & Co.
Box #20
Bowling Green Station
New York, New York               5,075,015 (4)            		53.8%


(1) The inclusion herein of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of these shares.

(2) The total number of shares outstanding assuming the exercise of all currently exercisable and vested options and warrants held by all executive officers, current directors, and holders of 5% or more of the Company's issued and outstanding Common Stock is 10,722,963 shares. Does not assume the exercise of any other options or warrants.

(3) Includes options to acquire 1,520,072 shares of the Company's Common Stock. All of Mr. Morini's options currently are exercisable at $3.31 to $5.75 per share. The original exercise prices of 20,215 of the options ranged from $17.50 per share to $25.03 per share. The exercise prices of these options were reduced by the Board of Directors to $3.50 per share on August 31, 1993. Options expire as to 7,143 shares on December 4, 1997, as to 13,072 shares on October 1, 2001 as to 142,858 on July 1, 2007, and as to 1,357,000 shares on June 15, 2009. Also includes 715 shares owned by Mr. Morini that are held in a nominee name and 286 shares held in joint tenancy. With the exception of the options and the shares held in a nominee name, all of Mr. Morini's shares are held by Morini Investments Limited Partnership, a Delaware limited liability partnership, of which Angelo Morini is the Limited Partner and Morini Investments LLC is the General Partner. Mr. Morini is the sole general partner of Morini Investments LLC.

(4) Cede & Co. is a share depository used by shareholders to hold stock in street name. Does not include 715 shares beneficially owned by Angelo S. Morini and held by Cede &
Co. in street name.


            SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth, as of December 7, 1999, the number of shares owned directly, indirectly and beneficially by each executive officer and each director and director-nominee of the Company, and by all executive officers and directors as a group:

                    						     Amount and
Name and Address	              Nature of		    			  Percent of
of Beneficial Owner	    Beneficial Ownership (1)	 		Class (2)

Angelo S. Morini
Galaxy Foods Company
2441 Viscount Row
Orlando, Florida  32809	  	    4,952,743 (3)			       	46%

Earl G. Tyree
240 North Line Drive
Apopka, Florida  32703		    	      3,144 (4)          		*

Douglas A. Walsh
607 Tamiami Trail
Ruskin, Florida  33570		           3,239 (5)           	*

Marshall K. Luther
Galaxy Foods Company
2441 Viscount Row
Orlando, Florida  32809	  	        9,190 (6)            *

Joseph Juliano
Galaxy Foods Company
2441 Viscount Row
Orlando, Florida  32809         			9,286 (7)        				*

Cynthia L. Hunter
Galaxy Foods Company
2441 Viscount Row
Orlando, Florida  32809  	         5,286 (8)	          	*

All executive officers and directors
as a group				             	   4,982,888		         		46.4%

*  Less than 1%.

(1) The inclusion herein of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of these shares.

(2) The total number of shares outstanding assuming the exercise of all currently exercisable and vested options and warrants held by all executive officers, directors, and holders of 5% or more of the Company's issued and outstanding Common Stock is 10,722,963 shares. Does not assume the exercise of any other options or warrants.

(3) Includes options to acquire 1,520,072 shares of the Company's Common Stock. All of Mr. Morini's options currently are exercisable at $3.31 to $5.75 per share. The original exercise prices of 20,215 of the options ranged from $17.50 per share to $25.03 per share. The exercise prices of these options were reduced by the Board of Directors to $3.50 per share on August 31, 1993. Options expire as to 7,143 shares on December 4, 1997, as to 13,072 shares on October 1, 2001 as to 142,858 on July 1, 2007, and as to 1,357,000 shares on June 15, 2009. Also includes 715 shares owned by Mr. Morini that are held in a nominee name and 286 shares held in joint tenancy. With the exception of the options and the shares held in a nominee name, all of Mr. Morini's shares are held by Morini Investments Limited Partnership, a Delaware limited liability partnership, of which Angelo Morini is the Limited Partner and Morini Investments LLC is the General Partner. Mr. Morini is the sole general partner of Morini Investments LLC.

4) Mr. Tyree, a current member of the Board of Directors, was granted an option to acquire 2,143 shares of Common Stock on September 11, 1992 for an exercise price of $20.16 per share. This option expires on September 11, 2002. The closing bid price of the Company's Common Stock as quoted on the NASDAQ System on September 10, 1992 was $20.13 per share. Mr. Tyree was granted an additional option on October 1, 1993 to acquire 143 shares of Common Stock at an exercise price of $14.88 per share. This option expires on October 1, 2003. The closing bid price of the Company's Common Stock as quoted on the NASDAQ System on September 30, 1993 was $14.00 per share. The exercise price of all of Mr. Tyree's then existing options was reduced to $14.00 per share on January 31, 1994. The closing bid price of the Company's Common Stock as quoted on the NASDAQ System on January 28, 1994 was $32.38 per share. On October 1, 1994, Mr. Tyree was granted an option to acquire 143 shares at an exercise price of $19.25 per share. The closing bid price of the Company's Common Stock as quoted on the NASDAQ System on September 30, 1994, was $20.13 per share. This option expires on October 1, 2004. On October 1, 1995, Mr. Tyree was granted an option to acquire 143 shares at an exercise price of $4.13 per share. The closing bid price of the Company's Common Stock as quoted on the NASDAQ System on September 29, 1995, was $4.16 per share. This option expires on October 1, 2005. This option expires on October 1, 2005. On October 1, 1996, Mr. Tyree was granted an option to acquire 286 shares at an exercise price of $10.29 per share which expire on October 1, 2006. The closing bid price of the Company's Common Stock as quoted on the NASDAQ System on September 30, 1996 was $10.50 per share. On October 1, 1997, he was granted an option to acquire 286 shares at an exercise price of $8.3125 per share which expire on October 1, 2007. The closing bid price of the Company's Common Stock as quoted on the NASDAQ system on September 30, 1997 was $8.31 per share. On October 1, 1998, he was granted an option to acquire 286 shares at an exercise price of $3.06 per share which expire on October 1, 2008. The closing bid price of the Company's Common Stock as quoted on the NASDAQ system on September 30, 1998 was $3.06 per share. On October 1, 1999, he was granted an option to acquire 286 shares at an exercise price of $4.13 per share which expire on October 1, 2009. The closing bid price of the Company's Common Stock as quoted on the NASDAQ system on September 30, 1999 was $4.13 per share. All of Mr. Tyree's options currently are exercisable. Mr. Tyree serves on the Compensation and Nominating Committees of the Board of Directors.

(5) Dr. Walsh, a current member of the Board of Directors, was granted an option to acquire 2143 shares of Common Stock on January 31, 1992 for an exercise price of $21.00 per share. This option expires on January 31, 2002. The closing bid price of the Company's Common Stock as quoted on the NASDAQ System on January 30, 1992 was $17.50 per share. Dr. Walsh was granted an additional option on October 1, 1992 to acquire 72 shares of Common Stock at an exercise price of $20.13 per share. This option expires on October 1, 2002. The closing bid price of the Company's Common Stock as quoted on the NASDAQ System on September 30, 1992 was $18.38 per share. The exercise price of all of Dr. Walsh's then existing options was reduced to $14.00 per share on January 31, 1994. The closing bid price of the Company's Common Stock as quoted on the NASDAQ System on January 28, 1994 was $32.38 per share. On October 1, 1994, Dr. Walsh was granted an option to acquire 143 shares at an exercise price of $19.25 per share. The closing bid price of the Company's Common Stock as quoted on the NASDAQ System on September 30, 1994, was $20.13 per share. This option expires on October 1, 2004. On October 1, 1995, Dr. Walsh was granted an option to acquire 143 shares at an exercise price of $4.13 per share. The closing bid price of the Company's Common Stock as quoted on the NASDAQ System on September 29, 1995, was $4.16 per share. This option
expires on October 1, 2005.   On October 1, 1996, Dr. Walsh
was granted an option to acquire 286 shares at an exercise price of $10.29 per share which expire on October 1, 2006. The closing bid price of the Company's Common Stock as quoted on the NASDAQ System on September 30, 1996 was $10.50 per share. On October 1, 1997, he was granted an option to acquire 286 shares at an exercise price of $8.31 per share which expire on October 1, 2007. The closing bid price of the Company's Common Stock as quoted on the NASDAQ system on September 30, 1997 was $8.31 per share. On October 1, 1998, he was granted an option to acquire 286 shares at an exercise price of $3.06 per share which expire on October 1, 2008. The closing bid price of the Company's Common Stock as quoted on the NASDAQ system on September 30, 1998 was $3.06 per share. On October 1, 1999, he was granted an option to acquire 286 shares at an exercise price of $4.13 per share which expire on October 1, 2009. The closing bid price of the Company's Common Stock as quoted on the NASDAQ system on September 30, 1999 was $4.13 per share. All of Dr. Walsh's options currently are exercisable. Dr. Walsh serves on the Audit, Nominating and Compensation Committees of the Board of Directors.

(6) Mr. Luther, a current member of the Company's Board of Directors, holds warrants to acquire 7143 shares of Common Stock at a price of $4.48 per share. These warrants were granted as compensation for work per the terms of Mr. Luther's former agreement with the Company to serve as Senior Vice President of Marketing for a term of one year. In addition, Mr. Luther was granted options to acquire 2,143 shares of the Company's Common Stock on January 31, 1996, for an exercise price of $5.69 per share, which option expires on January 31, 2006. On October 1, 1996, Mr. Luther was granted an option to acquire 190 shares at an exercise price of $10.29 per share which expire on October 1, 2006. The closing bid price of the Company's Common Stock as quoted on the NASDAQ System on September 30, 1996 was $10.50 per share. On October 1, 1997, he was granted an option to acquire 286 shares at an exercise price of $8.31 per share which expire on October 1, 2007. The closing bid price of the Company's Common Stock as quoted on the NASDAQ system on September 30, 1997 was $8.31 per share. On October 1, 1998, he was granted an option to acquire 286 shares at an exercise price of $3.06 per share which expire on October 1, 2008. The closing bid price of the Company's Common Stock as quoted on the NASDAQ system on September 30, 1998 was $3.06 per share. On October 1, 1999, he was granted an option to acquire 286 shares at an exercise price of $4.13 per share which expire on October 1, 2009. The closing bid price of the Company's Common Stock as quoted on the NASDAQ system on September 30, 1999 was $4.13 per share. All of Mr. Luther's options currently are exercisable. Mr. Luther serves on the Audit Committee of the Board of Directors.

(7) Mr. Juliano, a current member of the Company's Board of Directors, was granted on October 1, 1999, options to acquire 72 shares at an exercise price of $4.13 per share which expire on October 1, 2009. The closing bid price of the Company's Common Stock as quoted on the NASDAQ system on September 30, 1999 was $4.13 per share. All of Mr.
Juliano's options currently are exercisable.   Mr. Juliano
serves on the Audit, Compensation, and Nominating Committees of the Board of Directors.

(8) Includes options to acquire 4,286 shares of the Company's Common Stock which were granted to Ms. Hunter in fiscal 1998 pursuant to the Company's 1996 Stock Option
Plan. Such options are exercisable at $5.47 to $7.00 per share and expire as to 2,143 on June 18, 2007 and as to 2,143 on October 23, 1997. Of these options, 2,143 are currently exercisable.

Officers and Directors

The following table sets forth the current and proposed directors and the current officers of the Company as of December 7, 1999, and the ages of and positions with the Company held by each of such persons:

Name					               Age		          Positions

Angelo S. Morini	(1)	  		56	          	Chairman of the Board of Directors,
                                      	President, and Chief Executive Officer
Cynthia L. Hunter		     	30		          Chief Financial Officer and
                                       Corporate Secretary
Earl G. Tyree  (1)			   	78          		Director
Douglas A. Walsh (1)	  		54          		Director
Marshall K. Luther (1)			46	          	Director
Joseph Juliano (1)		    	49		          Director

(1) Nominee for Director.

The current directors of the Company are the sole nominees for election to the Board of Directors for the ensuing year.

Each director is elected to hold office for a one year term and until his successor is chosen and qualified. The officers of the Company are elected annually at the first
Board of Directors meeting following the annual meeting of shareholders, and hold office until their respective successors are duly elected and qualified, unless sooner displaced.

Angelo S. Morini has been President of the Company since its inception and is the inventor of formAgg?. He was elected Chairman of the Board of Directors, President, and Chief Executive Officer in 1987. Between 1974 and 1980, Mr. Morini was the general manager of Galaxy Cheese Company, which operated as a sole proprietorship until its incorporation in May 1980. Prior to 1974, he was associated with the Food Service Division of Pillsbury Company and the Post Division of General Foods Company. In addition, he worked in Morini Markets, his family-owned and operated chain of retail grocery stores in the New Castle, Pennsylvania, area. Mr. Morini received a B.S. degree in Business Administration from Youngstown State University in 1968.

Cynthia L. Hunter, CPA was elected Chief Financial Officer and Corporate Secretary as of June 18, 1998. Prior to joining the Company, Ms. Hunter worked as a senior auditor for Coopers and Lybrand LLP in Orlando, Florida from 1993 to 1997. From 1992 to 1993, she worked for United Technologies as a cost accountant. During her years in public accounting, Ms. Hunter was responsible for coordinating and overseeing audits on a variety of clients including companies in the manufacturing, high-tech and financial institution industries. Ms. Hunter earned a BS in Accounting from Florida State University in 1991 and a Masters in Accounting Information Systems from Florida State University in 1992.

Earl G. Tyree has been a director of the Company since
September 1992.  From 1980 to 1994, Mr. Tyree served as
President of Bruce Novograd Advertising, Incorporated, a company he co-founded. From 1975 to 1979, Mr. Tyree was President of the John F. Murray advertising division of American Home Products Corporation and from 1972 to 1975,
Mr. Tyree served as President of Sterling Drug,
Incorporated, whose subsidiaries included the Bayer Company
(Bayer Aspirin), the Charles H. Phillips Company (Milk of
Magnesia), and Glenbrook Laboratories. Mr. Tyree attended the University of Richmond where he majored in accounting.

Douglas A. Walsh, D.O., has been a director of the Company since January 1992. Dr. Walsh has been a practicing physician since 1970, specializing in Family Practice and Sports Medicine. From 1984 to present, he has been affiliated with Family Doctors, a four-physician group located in Tampa, Florida. From 1971 to 1984, he was the Health Commissioner for Mahoning County, Ohio, and from 1983 to 1985, he was the Clinic Commander for the U.S. Air Force 911 Tac Clinic in Pittsburgh, Pennsylvania. From 1985 to 1988, he was a flight surgeon at Patrick Air Force Base, Cocoa Beach, Florida. Dr. Walsh's teaching appointments include Associate Professor of Family Practice (Clinical) at Ohio University and Clinical Preceptor at the University of Health Sciences, Kansas City, Missouri. Dr. Walsh received a B.S. degree in Microbiology from the University of Houston, Houston, Texas, in 1965, and a D.O. degree from the University of Health Sciences, Kansas City, Missouri, in 1970. Dr. Walsh also serves as a team physician for the Pittsburgh Pirates organization.

Marshall K. Luther was elected to the Board of Directors on January 31, 1996. From 1993 to 1995, Mr. Luther served as Senior Vice President, Marketing of Tropicana Products, Inc. and from 1975 to 1992, he served in various marketing positions for General Mills International Restaurants. Mr. Luther received his B.S. in Engineering from Brown University in 1974 and his M.B.A. in Marketing from the Wharton Graduate School of Business in 1976.

Joseph Juliano was elected to the Board of Directors on June 16, 1999. From 1973 to 1988, Mr. Juliano served in various management positions for Pepsi-Cola Company. In 1988, Mr. Juliano managed Pepsi Cola Company Bottling Operations where he achieved record sales and profits during his three-year tenure in this position. From 1991 to 1997, he served as Vice President of Prestige, Sports and Gaming for Pepsi Cola North America. In 1997, he was promoted to Vice President of Entertainment Sales, with expanded domestic and international account responsibilities encompassing movie theaters, theme parks, sports venues, theme restaurants, hotels, and casinos. Mr. Juliano received his Masters in Business Administration from St. John's University in New York City.


Certain Relationships and Related Transactions

On June 17, 1999, the Company's Board of Directors approved to rescind the existing employment agreement with the Company's President and Chief Executive Officer, Mr. Angelo
S. Morini, and to enter into new employment agreement with him. The new agreement eliminates the performance based option arrangement and allows for a one- time grant of stock options to acquire 1,357,000 shares of Common Stock at an exercise price of $3.31 per share. The new agreement also forgives the interest on the existing note, provides for a salary increase to $300,000 and decreases the annual bonus to a sliding scale of pre-tax income, beginning with the fiscal year ending March 31, 2000. This new agreement has a rolling five year term.

Angelo S. Morini's brother, Christopher Morini, works for the Company as Vice President of Marketing. On May 16, 1996, Christopher Morini was issued an option to purchase 7,143 shares of the Company's Common Stock at a price of $8.47 per share. This option expires on May 16, 2006. This option is currently exercisable for 4,286 of the 7,143 shares under option. On September 24, 1998, Christopher Morini was issued an option to purchase 14,286 shares of the Company's Common Stock at a price of $2.87 per share. This option expires on September 24, 2008. This option is currently fully exercisable.


                     Executive Compensation

The following table sets forth the compensation of the Company's Chief Executive Officer for the fiscal years ended March 31, 1999, 1998, and 1997 (no other executive officer of the Company was compensated in an amount in excess of $100,000 for any such fiscal years):


                              Summary Compensation Table


								 	                                       Long Term Compensation
			                          Annual Compensation	 	    Awards	    Payouts
(a)	             	   (b)     (c)    (d)    (e)	    (f)	    (g)     (h)    (i)
				                 	                   Other                  Securities
	                		                 	   Annual  Restricted Under-   All Other
Name and		                          	     Compen- Stock   lying	  LTIP  Compen-
Principal	          Fiscal  Salary  Bonus  sation Award(s)Options/Payouts sation
Position	            Year    ($)     ($)    ($)	    ($) 	 SARs(#)  ($)    ($)
Angelo S. Morini(1)  1999   250,000   --  20,128(2)  --     --     --     --
Chairman of the      1998   250,000   --  19,132(3)  --     --     --     --
Board of Directors,  1997   250,000   --  16,262(4)  --     --     --     --
President, and Chief
Executive Officer

(1) On June 17, 1999, the Company's Board of Directors approved to rescind the existing employment agreement with the Company's President and Chief Executive Officer, Mr. Angelo S. Morini, and to enter into new employment agreement with him. The new agreement includes a one-time grant of stock options to acquire 1,357,000 shares of Common Stock at an exercise price of $3.31 per share. Under the new agreement, the Company forgave all outstanding interest, approximately $3,000,000, on two promissory notes executed by Mr. Morini in favor of the Company in connection with the exercise of certain purchase rights and options previously granted by the Company to Mr. Morini. The new agreement also provides for a salary increase to $300,000 and decreases the annual bonus to a sliding scale of pre-tax income, beginning with the fiscal year ending March 31, 2000, and has a rolling five year term. In conjunction with the entry into the new agreement, the Company agreed to a consolidation of Mr. Morini's two existing promissory notes in favor of the Company into a single note payable in the amount of $12,772,000, which is the current outstanding balance of the obligation. This new note is non-interest bearing, non-recourse to Mr. Morini, and is secured by 2,914,286 shares of the Company's Common Stock beneficially owned by Mr. Morini.

(2) For the fiscal year ended March 31, 1999, the Company paid $11,860 in lease payments for Mr. Morini's automobile and $8,268 in club dues for Mr. Morini

(3) For the fiscal year ended March 31, 1998, the Company paid $11,500 in lease payments for Mr. Morini's automobile and $7,632 in club dues for Mr. Morini

(4) For the fiscal year ended March 31, 1997, the Company paid $9,107 in lease payments for Mr. Morini's automobile and $7,155 in club dues for Mr. Morini


Compensation of Directors

Each non-employee director who served on the Board of Directors during the last fiscal year received a fee of $2,000 plus expenses for his services.

Additionally, each non-employee director of the Company is entitled to receive on October 1 of each year, options to purchase a number of shares of Common Stock equal to (i) 286 shares, if such director served for a full year prior to the October 1 anniversary date, or (ii) a pro rated amount equal to 24 shares for each full month served during the year prior to such anniversary date, if such director did not serve for a full year prior to the anniversary date. Such options are granted pursuant to the Company's 1991 Non-Employee Director Stock Option Plan which was adopted by the Board of Directors on October 1, 1991, and approved by the shareholders of the Company on January 31, 1992, as the same was amended by that certain 1996 Amendment and Restatement of the 1991 Non-Employee Director Stock Option Plan (as amended, the "Director Plan"). As originally adopted, 4,786 shares of Common Stock were reserved for issuance under the Director Plan (taking into account the Company's one-for-seven reverse stock split effective February 12, 1999). Of these 4,786 shares, Dr. Richard Gentile, a former director, and Mr. Earl Tyree and Dr. Douglas Walsh, current directors, each received options on October 1, 1995 to purchase 143 shares of Common Stock. Dr. Douglas Walsh, Mr. Earl Tyree and Mr. Marshall Luther, all current directors, each received options on October 1, 1996 to purchase 286, 286 and 191 shares respectively, of Common Stock. On each of October 1, 1997, October 1, 1998 and October 1, 1999, Dr. Douglas Walsh, Mr. Earl Tyree and Mr. Marshall Luther, all current directors, each received options to purchase 286 shares, respectively, of Common Stock. On October 1, 1999, Mr. Joseph Juliano, a current director, received options to purchase 72 shares of Common Stock. The remaining 948 shares are available for issuance pursuant to options granted under the Director Plan.


Employment Agreement of Chief Executive Officer

On June 17, 1999, the Company's Board of Directors approved to rescind the existing employment agreement with the Company's President and Chief Executive Officer, Mr. Angelo
S. Morini, and to enter into new employment agreement with him. The new agreement includes a one-time grant of stock options to acquire 1,357,000 shares of Common Stock at an exercise price of $3.31 per share. Under the new agreement, the Company forgave all outstanding interest, approximately
$3,000,000, on two promissory notes executed by Mr. Morini in favor of the Company in connection with the exercise of certain purchase rights and options previously granted by the Company to Mr. Morini. The new agreement also provides for a salary increase to $300,000 and decreases the annual bonus to a sliding scale of pre-tax income, beginning with the fiscal year ending March 31, 2000, and has a rolling five year term.

In conjunction with the entry into the new agreement, the Company agreed to a consolidation of Mr. Morini's two existing promissory notes dated November 4, 1994 and October 11, 1995, in the respective principal amounts of $1,200,000 and $11,572,200 in favor of the Company (the "Prior Notes") into a single note payable in the amount of $12,772,200, the aggregate principal amount outstanding under the Prior Notes and the current outstanding balance of the obligation.. The Prior Notes were executed by Mr. Morini in favor of the Company in connection with Mr. Morini's exercise of certain options and purchase rights granted by the Company to acquire an aggregate of 2,914,286 shares of Common Stock. The consolidated note is non-interest bearing, non-recourse to Mr. Morini, and is secured by 2,914,286 shares of the Company's Common Stock beneficially owned by Mr. Morini.


Stockholder Return Performance Presentation

The graph set forth below provides comparisons of the yearly percentage change in the cumulative total shareholder return on Galaxy Foods Company's Common Stock with the cumulative total return of Standard & Poor's MidCap 400 Stock Index and a Peer Group Index for the five fiscal years ended March 31, 1999.

                      Comparative Total Returns
             Galaxy Foods, S&P MidCap and Peer Group
              (Performance Results Through 3/31/99)

			                      		1995	   	1996		  1997	  	1998   	1999

Galaxy Foods Company     	100.00	  69.18	  44.83	  53.46   31.03
S&P MidCap 400		         	100.00 	113.80 	123.81 	162.64 	176.42
Peer Group			            	100.00 	121.59 	149.95	 190.67 	214.63

*	Assumes $100 invested at the close of trading on the
last day preceding the first day of the preceding fiscal year in Galaxy Foods Company, S&P MidCap 400 and the
Peer Group.


Meetings of the Board of Directors and Committees

The Board of Directors met three times during the fiscal year ended March 31, 1999 and all the Directors were present. The Board of Directors does not currently have any standing audit, nominating, compensation, or other committees.

Compliance with Section 16(a) of the Exchange Act

Based upon the Company's review of a Form 4 which was not filed on a timely basis, and a Form 5 which was filed timely, each of which was furnished by Angelo Morini to the Company with respect to its fiscal year ended March 31, 1999, Mr. Morini reported a transfer of certain Common
Stock owned of record by him to Morini Investment, Ltd., a limited partnership in which he is the sole limited partner and the sole owner of the general partner, Morini
Investments, LLC.


Legal Proceedings

To the knowledge of the Company, no executive officer or director of the Company is a party adverse to the Company or has material interest adverse to the Company in any legal proceeding.



OTHER BUSINESS

The Board of Directors knows of no business which will be presented for consideration at the meeting other than stated above. If any other business should come before the meeting, votes may be cast pursuant to proxies in respect to any such business in the best judgment of the person or persons acting under the proxies.



EXPENSES AND SOLICITATION

The cost of solicitation of proxies will be borne by the Company. In addition to soliciting shareholders by mail of by its regular employees, the Company may request banks and brokers to solicit their customers who have stock of the Company registered in the name of a nominee and, if so, will reimburse such banks and brokers for their reasonable out-of-pocket costs. Solicitation by officers and employees of the Company, none of whom will receive additional compensation therefor, may also be made of some shareholders in person or by mail, telephone or telegraph, following the original solicitation.



SHAREHOLDER PROPOSALS

It is anticipated that the Company's next annual meeting of shareholders will be held in October 2000, and proposals of shareholders intended for inclusion in the proxy statement will be furnished to all shareholders entitled to vote at the next annual meeting of the Company, and must be received at the Company's principal executive offices no later than June 1, 2000. It is suggested that proponents submit their proposals by certified Mail-Return Receipt Requested.
Notice of shareholder proposals outside the processes of Rule 14a-8 of the Securities Exchange Act of 1934, as amended, for the next annual meeting of shareholders must be received at the Company's principal executive offices no later than August 1, 2000.

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The Company will provide without charge to each person whose proxy is being solicited hereby, upon the written request of such person, a copy of the Company's annual report on Form 10-K, including the financial statements and the financial statement schedules, filed with the Securities and Exchange Commission for the Company's fiscal year ended March 31,
1999.    All such requests should be directed to Investor
Relations, at 2441 Viscount Row, Orlando, Florida 32809.